Exhibit 99.1

Brigham Exploration Announces Increased FY 2005 Capital Spending Plan

          AUSTIN, Texas, Sept. 27 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced today the approval by its board of directors of an increase in its 2005 capital expenditure plan.  We plan to spend approximately $119.1 million, which represents an increase of 32% over our original 2005 budget announced in March 2005.

          FY 2005 CAPITAL SPENDING PLAN

          As part of our revised budget we now plan to drill 36 wells with an average working interest of 63%.  This compares to 37 wells with an average working interest of 55% in our original budget.  Our revised budget is as follows:

	Revised Budget	Original Budget	Change	% Change

	(in thousands)	(in thousands)	(in thousands)
Drilling	$95,823	$70,308	$25,515	36%
Net land and G&G	16,354	13,065	3,289	25%
Capitalized interest and G&A	6,654	6,184	470	8%
Other non-oil & gas	313	615	(302)	(49)%
Total	$119,144	$90,172	$28,972	32%

          Approximately $46.1 million of the drilling capital in our revised budget will be allocated to drill 14 exploration wells with an average working interest of 65%.  The drilling capital allocated to exploration drilling in our revised budget represents an increase of 33% over the amount in our original budget where we planned to spend $34.7 million to drill 17 wells with an average working interest of 60%.

          The remaining $49.7 million of drilling capital in our revised budget will be allocated to drill 22 development wells with an average working interest of 62% and to other development activities.  The drilling capital allocated to development activities in our revised budget represents an increase of 39% over the amount in our original budget where we planned to spend $35.6 million to drill 20 development wells with an average working interest of 51% and on other development activities.  Additionally, we now plan to spend $30.5 million to develop our proved undeveloped reserves compared to $26.5 million in our original budget.

          The amount and allocation of actual capital expenditures will depend upon a number of factors, including the impact of oil and gas prices, variances in drilling and service costs, the timing of our drilling wells and variances in forecasted production.

          Province Breakout

	Revised Budget			Original Budget			Change

	Gross Well	Net Well	Avg. WI %	Gross Well	Net Well	Avg. WI %	Gross Well	Net Well	Avg. WI %

Onshore Gulf Coast	18	13.2	73%	17	11.0	65%	1	2.2	8%
Anadarko Basin	15	7.1	47%	17	6.9	40%	(2)	0.2	7%
West Texas	3	2.5	83%	3	2.4	82%	—	0.1	1%
Total	36	22.8	63%	37	20.3	55%	(1)	2.5	8%

          ONSHORE GULF COAST

          Our revised 2005 budget for our Onshore Gulf Coast province is $74.9 million and is 42% higher than the $52.8 million allocated to this province in our original 2005 budget.

          Approximately $63.9 million of our capital expenditures in our revised 2005 budget allocated to our Onshore Gulf Coast province will be spent to drill seven exploration wells with an average working interest of 65%, to drill eleven development wells with an average working interest of 78% and for other development activities.  This compares to $43.8 million in our original budget to drill seven exploration wells with an average working interest of 64%, to drill ten development wells with an average working interest of 65% and for other development activities.

          The amount we now plan to spend in 2005 to drill exploration wells in our Onshore Gulf Coast province increased by $9.1 million, to $26 million, when compared to our original 2005 budget.  Three of the seven exploration wells in our revised 2005 budget planned for this province have been completed or are currently completing.  The remaining four exploration wells that we plan to spud in 2005 will commence drilling in the fourth quarter of 2005.  Three of these wells are higher risk but higher reserve potential wells.

          The amount of drilling capital we plan to spend in 2005 on development activities in our Onshore Gulf Coast province increased by $11.1 million, to $37.9 million, when compared to our original 2005 budget.  We have increased both the number of planned development wells for this province from ten to eleven and our average working interest in these wells from 65% to 78%.  Eight of the eleven development wells in our revised 2005 budget for this province have been completed or are currently completing, while two are currently drilling.  The remaining development well for this province will spud in the fourth quarter 2005.

          We also increased our 2005 budget for land and seismic activities in our Onshore Gulf Coast province from $9.0 million to $10.9 million.

          ANADARKO BASIN

          Our revised 2005 budget for our Anadarko Basin province is $30.9 million and is 14% higher than the $27 million allocated to this province in our original 2005 budget.

          Approximately $28 million of our 2005 capital expenditures in our revised 2005 budget allocated to our Anadarko Basin province will be spent to drill five exploration wells with an average working interest of 51%, to drill ten development wells with an average working interest of 46% and for other development activities.  This compares to $23.5 million in our original budget to drill seven exploration wells with an average working interest of 46%, to drill ten development wells with an average working interest of 37% and for other development activities.

          The amount we plan to spend in 2005 to drill exploration wells in our Anadarko Basin province increased by $2.5 million, to $17.3 million, when compared to our original 2005 budget.  Although our number of planned exploration wells for this province has decreased from seven to five, we have increased our average working interest in the wells that we plan to drill from 46% to 51%.  Two of the five exploration wells in our revised 2005 budget for this province have been completed or are currently completing, while one is currently drilling.  Both of the remaining exploration wells that we expect to spud in 2005 will commence drilling in the fourth quarter.  One of these two is a higher risk but higher reserve potential well.

          The amount of drilling capital we plan to spend on development activities in our Anadarko Basin province in 2005 increased by $2 million, to $10.7 million, when compared to our original 2005 budget.  Although our number of planned development wells for this province has not changed, we have increased our average working interest in the development wells that we plan to drill from 37% to 46%.  Seven of the ten development wells in our revised 2005 budget for this province have been completed or are currently completing. We expect the remaining three development wells to commence drilling in the fourth quarter 2005.  Two of these wells are Granite Wash wells in our Hobart Project.

          We decreased our 2005 budget for land and seismic activities in our Anadarko Basin province from $3.5 million to $2.9 million.

          WEST TEXAS

          Our revised 2005 budget for our West Texas province is $6.4 million, which represents an increase of 78% over the $3.6 million allocated to this province in our original 2005 budget.

          Approximately $3.8 million of our capital expenditures in our revised 2005 budget allocated to our West Texas province will be spent to drill two exploration wells with an average working interest of 100%, to drill one development well with an average working interest of 50% and for other development activities.  This compares to $3 million in our original budget to drill three exploration wells with an average working interest of 82% and for other development activities.

          The amount we plan to spend in 2005 to drill exploration wells in our West Texas province decreased by $200,000, to $2.7 million, when compared to our original 2005 budget.  Although we have decreased the number of planned exploration wells for this province from three to two, we have increased our average working interest in the wells we plan to drill in 2005 from 82% to 100%.  One of the two exploration wells currently planned for 2005 in our West Texas province has been completed and the other will be spud in the fourth quarter.

          The amount of drilling capital we plan to spend in 2005 on development activities in our West Texas province has increased by $1 million, to $1.1 million, when compared to our original 2005 budget.  We now plan to drill one development well in this province with a 50% working interest.  This development well is planned to spud in the fourth quarter 2005.

          We also increased our 2005 budget for land and seismic activities in our West Texas province from $600,000 million to $2.5 million.

          MANAGEMENT COMMENTS

          Bud Brigham, the Chairman, President and CEO stated, “Given our deep inventory of drilling projects, our recent drilling successes and the associated growth in production as we exit the third quarter, combined with remarkably strong commodity prices, we’re excited about increasing our drilling expenditures during the remainder of 2005.  In terms of exploration, thus far in 2005 we believe that our high reserve potential program has added to our already deep inventory of drilling projects.  We have four relatively higher risk but also higher reserve potential wells planned for the fourth quarter, three in the Lower Frio and one in the Hunton.  Our development drilling, particularly in the Vicksburg and Granite Wash, has been very successful thus far in 2005.  We have a 100% working interest Vicksburg development well currently drilling, with another Vicksburg well planned for the fourth quarter.  In the Granite Wash we hope to drill two additional wells during the fourth quarter, offsetting two recent wells that produced at initial rates of over 4.0 MMcfed.  We believe that our increased drilling expenditures provides excellent balance between exploration and development drilling, and we expect it to drive further growth in our shareholder net asset value during the remainder of 2005 and into 2006.”

          ABOUT BRIGHAM EXPLORATION

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.  For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

          FORWARD LOOKING STATEMENT DISCLOSURE

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations.  Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:     John Turner, Director of Finance & Business Development
                            (512) 427-3300

SOURCE  Brigham Exploration Company
            -0-                                                      09/27/2005
            /CONTACT:  John Turner, Director of Finance & Business Development of Brigham Exploration Company, +1-512-427-3300/
            /Web site:  http://www.bexp3d.com /